STOCK PURCHASE AGREEMENT

DATE:    February 3, 1998

PARTIES: Zomax Optical Media, Inc.
         5353 Nathan Lane
         Minneapolis, MN  55442                                    ("Zomax")

         Zomax Services, Inc.
         5353 Nathan Lane
         Minneapolis, MN  55442                               ("Subsidiary")

         Primary Marketing Group Limited
         5D Woodlawn Industrial Estate
         Cloghran, Dublin
         Ireland                                             ("PMG Limited")

         Anthony Angelini
         1413 Arbor Ave.
         Los Altos, CA  94022                                   ("Angelini")

         Brian Fleury
         1750 Alameda Diablo Rd.
         P.O. Box 397
         Diablo, CA  94528                                        ("Fleury")

         Ronald Silzer
         527 Hale Street
         Palo Alto, CA  94301                                     ("Silzer")

         Andrew Berg
         155 Camino Encanto
         Danville, CA  94526                                        ("Berg")

         R. Blake White
         584 Morninghome Rd.
         Danville, CA  94526                                       ("White")

         Patrick Burke
         97 Lucan Heights
         Lucan County
         Dublin, Ireland                                           ("Burke")


RECITALS:

         A. PMG Limited is in the business of providing product recycling, turnkey, document fulfillment and related services to the computer and software industries, and in the business of providing sales and marketing assistance as a manufacturer's representative with respect to the sale of floppy disks and CD replication, software duplication, turnkey and fulfillment services.

         B. Primary Marketing Group, a California corporation, owns 78% of the issued and outstanding capital stock of PMG Limited. The Shareholders own all of the remaining issued and outstanding capital stock of PMG Limited.

         C. Zomax is engaged in the business of manufacturing compact discs, cassettes and diskettes as well as providing related services including package design, graphics design, printing, packaging, warehousing, drop shipping and returned merchandise authorization processing and inventory recycling services.

         D. All of the issued and outstanding capital stock of Subsidiary is owned by Zomax.

         E. Subsidiary desires to acquire from the Shareholders all of their capital stock of PMG Limited and the Shareholders desire to sell all of such capital stock to Subsidiary, on the terms and subject to the conditions hereinafter set forth.

         F. Zomax will issue shares of its common stock to the Shareholders in payment for their PMG Limited capital stock and is willing to make certain covenants, representations, and warranties in connection therewith.

AGREEMENT:

         The parties hereto, each intending to be legally bound, agree as follows:


                                   ARTICLE 1.

                                   DEFINITIONS

As used in this Agreement and any exhibits hereto, the following words and phrases shall have the meanings set forth below:

"Average Closing Price" shall mean the average closing price of one share of Zomax Common Stock as quoted on the Nasdaq Stock Market for the thirty trading days immediately prior to the Closing.

"Business" shall have the meaning ascribed to it in Section 10.2(a) below.

"Closing" shall mean the consummation of the transactions contemplated herein as described in Section 2.2 below.

"Competing Transaction" shall mean any of the following: (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving PMG Limited (other than the transactions contemplated hereby), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more of the assets of PMG Limited, taken as a whole, in a single transaction or series of transactions, (iii) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the capital stock of PMG Limited, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

"Employee Plans" shall have the meaning ascribed to it in Section 3.11(b) below.

"Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection.

"Exchange Act" shall mean the Exchange Act of 1934, as amended.

"Financial Statements" shall have the meaning ascribed to it in Section 3.6(a) below.

"Governmental   Entity"  shall  mean  any  federal,   state,  local  or  foreign
governmental body, agency, official or authority (including courts, administrative agencies, commissions, self-regulatory agencies or authorities or other governmental authority or instrumentality).

"Knowledge"  shall  mean  actual  knowledge  or  constructive   knowledge  if  a
reasonably prudent person in a like position would have known, or should have known, the fact.

"Material Adverse Effect" shall mean a material adverse effect on the assets, condition, affairs or prospects of the subject entity, financial or otherwise.

"MBCA" shall mean the Minnesota Business Corporation Act.

"Patents" shall have the meaning ascribed to it in Section 3.10 below.

"PMG Limited" shall mean Primary Marketing Group Limited, a corporation organized under the laws of Ireland.

"PMG Limited Exchange Ratio" shall mean 188.2; provided, however, if the Average Closing Price is less than $9.00 per share or more than $12.50 per share, the PMG Limited Exchange Ratio shall be determined by multiplying 188.2 by a fraction the numerator of which is $9.00 and the denominator of which is the Average Closing Price.

"PMG Limited Shares" shall mean all of the issued and outstanding shares of capital stock of PMG Limited owned by the Shareholders at the time of this Agreement.

"Product Liability Claims" shall have the meaning ascribed to it in Section 3.14 below.

"Purchase" shall mean the purchase of the PMG Limited Shares by Subsidiary as described in this Agreement.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Shareholders" shall refer collectively to Angelini, Fleury, Silzer, Berg, White, and Burke.

"Subsidiary" shall mean Zomax Services, Inc., a Minnesota corporation.

"Takeover Laws" shall have the meaning ascribed to it in Section 5.8 below.

"Territory" shall have the meaning ascribed to it in Section 10.2(a) below.

"Trademarks" shall have the meaning ascribed to it in Section 3.9 below.

"Zomax" shall mean Zomax Optical Media, Inc., a Minnesota corporation.

"Zomax Accountant Letter" shall mean a letter from Arthur Andersen LLP addressed to Zomax dated as of the Closing stating that the Purchase will qualify as pooling of interest transactions under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

"Zomax Common Stock" shall mean the common stock of Zomax, no par value.

"Zomax Filed SEC Documents" shall have the meaning ascribed to it in Section 4.6 below.

"Zomax SEC  Documents'  shall have the  meaning  ascribed  to it in Section  4.6 below.


                                   ARTICLE 2.

            PURCHASE OF PMG LIMITED SHARES; EXCHANGE OF CERTIFICATES

         2.1) Purchase. Upon the terms and subject to the conditions set forth in this Agreement, Subsidiary shall purchase from the Shareholders and the Shareholders shall sell as beneficial owners to Subsidiary all of the PMG Limited Shares free from all liens, charges and encumbrances and together with all rights attaching now or in the future.

         2.2) Closing. The Closing of the Purchase will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 6 below at the offices of Fredrikson & Byron, P.A. in Minneapolis, Minnesota, unless another date, time, or place is agreed to in writing by the parties hereto.

         2.3) Exchange of Certificates. At the Closing, the Shareholders shall deliver to Subsidiary certificates, properly endorsed, representing all of the PMG Limited Shares, and Zomax shall instruct its stock transfer agent to deliver to each Shareholder a certificate representing that number of shares of Zomax Common Stock equal to the PMG Limited Exchange Ratio multiplied by the number of PMG Limited Shares held by that Shareholder.

         2.4) No Fractional Shares. No certificates representing fractional shares of Zomax Common Stock will be issued pursuant to the previous Sections of this Article 2 and any such fractional share interests will not entitle the owner thereof to vote or any rights as a shareholder of Zomax. If the aggregate number of shares of Zomax Common Stock to be issued to a Shareholder pursuant to the preceding Sections of this Article 2 contains a fractional share, such Shareholder shall receive in the aggregate one additional share of Zomax Common Stock in exchange for such fractional share.

         2.5) Legends. Each certificate or instrument representing Zomax Common Stock to be issued hereunder may be endorsed with legends in substantially the following forms:

                  (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT') AND ARE RESTRICTED SECURITIES, AS DEFINED IN THE RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (1) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT, OR (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SUCH SALE, OFFER OR DISTRIBUTION."

                  (b) Any other legends required by Minnesota law or other applicable blue sky or state securities laws.

Zomax need not register a transfer of any shares of Zomax Common Stock issued hereunder, and may also instruct its transfer agent not to register a transfer of any such shares, unless the conditions specified in the foregoing legends are satisfied to the extent applicable.


                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, make the following representations and warranties to Zomax and Subsidiary with the intention that Zomax and Subsidiary may rely upon the same and acknowledge that the same shall be true as of the Closing (as if made at the Closing).

         3.1) Organization. PMG Limited is a corporation duly organized, validly existing and in good standing under the laws of Ireland, has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct its business as it is now being conducted.

         3.2) Qualification and Standing. All statutory, municipal and other licenses, consents, permits and authorities necessary or desirable for the carrying on of the business and activities of PMG Limited as now carried on have been obtained and are valid and subsisting and all conditions thereof have been complied with in all material respects and none of them are likely to be suspended, cancelled, revised, refused or revoked. There is no investigation or inquiry by, or order, decree or judgment of any court, governmental agency or regulatory body outstanding against PMG Limited which may have a material adverse effect upon its assets or business. All returns, particulars, resolutions and other documents required to be delivered on behalf of PMG Limited to the Registrar of Companies have been properly made and delivered.

         3.3) Authority. Each of the Shareholders and PMG Limited has all requisite power and authority to execute, perform and carry out the provisions of this Agreement. PMG Limited has taken all requisite corporate action authorizing and empowering it to enter into this Agreement and to consummate the transactions contemplated herein.

         3.4) Capitalization. The authorized share capital of PMG Limited consists of 500,000 "A" ordinary shares of IR(pound)1 each and 500,000 "B" ordinary shares of IR(pound)1 each. As of the date of this Agreement, there are outstanding 100 "A" ordinary shares of PMG Limited, and no other shares of capital stock of PMG Limited. All outstanding shares of PMG Limited capital stock have been duly authorized and validly issued and are fully paid and all relevant stamp duty paid thereon, and were issued in compliance with all applicable securities laws. Except as set forth in the preceding sentences of this Section 3.4, there are outstanding no shares of PMG Limited capital stock or other voting securities of PMG Limited, no securities convertible into or exchangeable for shares of PMG Limited capital stock or voting securities, and no options, warrants or other rights to acquire from PMG Limited and no obligation of PMG Limited to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PMG Limited. There are no outstanding obligations of PMG Limited to repurchase, redeem or otherwise acquire any PMG Limited securities. Primary Marketing Group, a California corporation, owns 78 "A" ordinary shares of PMG Limited, and the Shareholders own all of the remaining outstanding capital stock of PMG Limited as set forth on Exhibit 3.4 attached hereto.

         3.5) Subsidiaries, Joint Ventures or Partnerships. Except as disclosed in Exhibit 3.5 hereto, PMG Limited has no subsidiary, and is not a shareholder, member, partner or joint venturer with any other person or legal entity. Any subsidiary disclosed in Exhibit 3.5 is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth in Exhibit 3.5.

         3.6)     Financial Statements.

                  (a) Financial Statements. The Shareholders have furnished Zomax a true and complete copy of the balance sheets and statements of income for PMG Limited for its fiscal years ended December 31, 1996 and 1997 (collectively the "Financial Statements"). Except as set forth on
         Exhibit 3.6(a) hereto, the Financial Statements have been prepared in conformance with generally accepted accounting principles and procedures applied on a basis consistent with prior periods, and fairly present and will fairly present in all material respects the financial condition of PMG Limited as of the represented dates thereof and the results of PMG Limited's operations for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto.

                  (b) Books and  Records.  PMG  Limited's  books of account  and records (including customer order files, employment records and production and manufacturing records) are complete, true and correct in all material respects.

                  (c) No Adverse Changes. Since December 31, 1997, there has not occurred or arisen (whether or not in the ordinary course of business):
         (i) any material adverse change in the financial condition or operations of PMG Limited, (ii) any change in PMG Limited's accounting methods or practices, (iii) any sale or transfer of any asset or any amendment of any agreement of PMG Limited except in the ordinary course of business, or (iv) any labor trouble.

         3.7) Tax Reports and Returns. Except as disclosed in Exhibit 3.7 hereto, PMG Limited has timely filed all applicable tax or assessment reports and returns of every kind required to be filed by them, including, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities. True and correct copies of the reports and returns filed PMG Limited during the last three tax years have been made available to Zomax. Where required, timely estimated payments or installment payments of tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

         3.8) Assets. PMG Limited is the owner of or otherwise has the right to use all assets used by it in the conduct of its business as now conducted and as reflected on the Financial Statements. PMG Limited holds title to all assets owned by it free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever, except as disclosed on the Financial Statements or in Exhibit 3.8 hereto.

         3.9) Trademarks. The tradenames, trademarks and service mark registrations and applications, common law trademarks, copyrights and copyright registrations and applications listed on Exhibit 3.9 hereto (the "Trademarks") constitute all of the tradenames, trademarks and service mark registrations and applications, common law trademarks, copyrights and copyright registrations and applications used by PMG Limited. To the Shareholders' knowledge, except as set forth on Exhibit 3.9 hereto, PMG Limited has good title to, and the full and unrestricted right to use the Trademarks free and clear of all liens, charges, encumbrances, or third party claims or interests of any kind whatsoever. To the Shareholders' knowledge, except as disclosed in Exhibit 3.9 hereto, such use of the Trademarks does not infringe on any rights of any other person or entity; the Trademarks are not licensed to or licensed from any other person or entity; and there have been no claims of any infringement regarding such Trademarks or such use thereof.

         3.10) Patents. Exhibit 3.10 hereto contains a true and complete description of all domestic and foreign letters patent, patent applications and patent and know-how licenses used by PMG Limited in the conduct of its business as now conducted (the "Patents"). To the Shareholders' knowledge, except as set forth on Exhibit 3.10 hereto, PMG has good title to the Patents, and the full and unrestricted right to use the Patents free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever. To the Shareholders' knowledge, except as set forth on Exhibit 3.10 hereto, the nature of the inventions claimed in the Patents do not infringe on any rights of any other person or entity.

         3.11)    Agreements, Contracts and Commitments.

                  (a) Material Contracts. Exhibit 3.11(a) contains an accurate and complete list of all agreements, contracts, leases and commitments not yet fully performed by the parties thereto to which PMG Limited is a party and which are not disclosed in any other Exhibit hereto and which involve more than (i) $5,000 singly; or (ii) in the case of related agreements, contracts, leases and commitments, $15,000 in the aggregate.

                  (b) Employee Plans. PMG Limited does not maintain any "Employee Plans" except as set forth in the employee policy manual attached as Exhibit 3.11(b) hereto. "Employee Plans" means any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing deferred  compensation,  stock option,  bonus or other  incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, whether or not any of the foregoing is funded, (i) to which PMG Limited is a party or by which PMG Limited is bound, or (ii) with respect to which PMG Limited has made any payments or contributions or may otherwise have any liability (including any such plan or other arrangement formerly maintained by PMG Limited).

                  (c)  Union  and  Employment  Contracts  and  Other  Employment
         Matters.

                           (i) Except as set forth on Exhibit 3.11(c) hereto, PMG Limited is not a party to any collective bargaining agreement or any other written employment agreement, nor is PMG Limited a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay.

                           (ii) Except as set forth in Exhibit  3.11(c)  hereto,
                  PMG has not, nor on the Closing Date will have, any obligations to its directors, officers, employees or agents other than obligations arising in the ordinary course of business on account of wages, salaries and commissions for prior services performed or business produced.

                  (d) Breach. Except as disclosed in Exhibit 3.11(d) hereto, PMG Limited has performed all material obligations required to be performed by it to date under any material contract, commitment, or arrangement of any kind to which it is a party or by which it is bound; and neither PMG Limited nor any other party is in default under any material contract, commitment, or arrangement of any kind to which PMG Limited is a party or by which PMG Limited is bound. Except as disclosed in
         Exhibit 3.11(d) no event has occurred which after the giving of notice or the lapse of time or otherwise would constitute a default under, or result in a breach of by PMG Limited or any other party, any contract, commitment, or arrangement to which PMG Limited is a party or by which PMG Limited is bound.

                  (e) Copies of Contracts; Terms and Binding Effect. True, complete and correct copies of all agreements, contracts, leases and commitments that are or should be disclosed in Exhibit 3.11(a) hereto, and other documents referred to in the Exhibits have been delivered or made available to Zomax; there are no amendments to or modifications of, or agreements of the parties relating to, any such contracts, commitments, and understandings which have not been delivered or made available to Zomax; and each such contract, commitment, or understanding, as amended, is considered valid and binding on the parties to it in accordance with its terms, and the transaction contemplated by this Agreement will not result in the violation or breach of any such material contract, commitment, or understanding.

         3.12)  Contracts with Related  Parties.  Except as disclosed in Exhibit
3.12 hereto, there are no agreements or contracts between PMG Limited and any of its employees, agents, officers, directors or shareholders.

         3.13) Predominant Customers. Except as disclosed in Exhibit 3.13 hereto, no single customer of PMG Limited accounted for over ten percent (10%) of PMG Limited's revenues during the fiscal year ending December 31, 1997.

         3.14) Product Liability Claims. All products which PMG Limited has sold have been merchantable, free from material defects in material or workmanship, and suitable for the purpose for which they were sold. Except as set forth in
Exhibit 3.14 hereto, PMG Limited has not received any claims based upon alleged breach of product warranty, strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from PMG Limited's manufacture or sale of its products (hereafter collectively referred to as "Product Liability Claims"), during the twenty four months immediately preceding the date hereof which Product Liability Claims exceeds $10,000. All liability from any actual and potential Product Liability Claims, whether or not asserted on or before the Closing Date, is fully covered, except for the deductible amounts, including all costs of defense and investigation, by PMG Limited's product liability insurance policies.

         3.15) Insurance. The Shareholders have furnished Zomax a true and complete copy of each insurance policy that PMG Limited has maintained during the six (6) years prior to the Closing Date. PMG Limited has not been refused any insurance coverage applied for or sought by it other than in the ordinary course of business. Exhibit 3.15 hereto contains a true and correct list of all insurance policies currently maintained by PMG Limited.

         3.16)  Litigation and Related  Matters.  Except as disclosed on Exhibit
3.16 hereto, there is no pending or threatened litigation, proceeding, or investigation (including any environmental, building or safety investigation) against PMG Limited, nor is PMG Limited subject to any existing judgment, order, decree, or other action affecting the operation of its business or which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement, or which would have a material adverse effect on PMG Limited.

         3.17) Laws and Regulations. To the Shareholders knowledge, PMG Limited has complied, in all material respects, and is in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to its business, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and PMG Limited has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

         3.18) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by the Shareholders or PMG Limited, nor compliance by any of them with the terms and provisions of this Agreement will:

                  (a) Conflict with or result in a breach of (i) any of the terms, conditions or provisions of the Articles of Association, Bylaws or other governing instruments of PMG Limited, (ii) any judgment, order, decree or ruling to which PMG Limited is a party, (iii) any injunction of any court or governmental authority to which any of them is subject, or (iv) except as disclosed in Exhibit 3.18(a) hereto, any agreement, contract or commitment which is material to PMG Limited; or

                  (b) Except as disclosed in Exhibit 3.18(b) hereto, require the affirmative consent or approval of any third party.

         3.19) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Shareholders and PMG Limited in accordance with the terms hereof. None of the Shareholders or PMG Limited is subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         3.20) Completeness of Disclosures. None of the representations or warranties made by the Shareholders in this Agreement or the Exhibits, and no written statement, certificate or Exhibit furnished or to be furnished by or on behalf of the Shareholders or PMG Limited to Zomax or its agents pursuant hereto, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading. The Exhibits to this Agreement, where provided by or on behalf of the Shareholders or PMG Limited completely and correctly present the information required by this Agreement to be set forth in them.

         3.21)    Investment Representations.

                  (a) The shares of Zomax Common Stock acquired by the Shareholders will be acquired for each Shareholder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

                  (b) Each Shareholder understands that (i) the shares of Zomax Common Stock being issued hereunder have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) Zomax has no present intention of registering such shares, (iii) such shares must be held by the Shareholders indefinitely, and (iv) the Shareholders must therefore bear the economic risk of such shares indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration thereunder.

         3.22) Environmental Matters. PMG Limited is in compliance with all Environmental Laws, except for any noncompliance that, either singly or in the aggregate, could not have a Material Adverse Effect on PMG Limited. PMG Limited has made available to Zomax copies of all documents concerning any environmental or health or safety matter adversely affecting PMG Limited and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of hazardous materials, spill control plans and material correspondence with any Governmental Entity regarding the foregoing.

         3.23) Next Generation Services Limited. Next Generation Services Limited, a company organized under the laws of Ireland, has not traded and has no assets or liabilities of any kind.


                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF ZOMAX AND SUBSIDIARY

         Zomax and Subsidiary make the following representations and warranties to the Shareholders with the intention that the Shareholders may rely upon the same, and acknowledge that the same shall be true as of the Closing Date (as if made at the Closing).

         4.1) Organization. Zomax and Subsidiary are both corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota, have all requisite power and authority, corporate and otherwise, to own their properties and assets and conduct their businesses as they are now being conducted.

         4.2) Qualification. Zomax is qualified to do business and in good standing as a foreign corporation in Colorado, Florida, and Indiana and in all other states or jurisdictions in which qualification is required by the nature of its business and in which the failure to so qualify would have a material adverse effect on Zomax.

         4.3) Corporate Authority. Zomax and Subsidiary have all requisite power and authority to execute, perform and carry out the provisions of this Agreement. Zomax and Subsidiary have taken all requisite corporate action authorizing and empowering them to enter into this Agreement and to consummate the transactions contemplated herein.

         4.4) Capitalization. As of the date of this Agreement, Zomax is authorized to issue 25,000,000 shares, of which 15,000,000 are shares of Zomax Common Stock and 10,000,000 are undesignated shares; has issued and has outstanding 4,454,641 shares of Zomax Common Stock; has issued warrants for the purchase of 140,000 shares of Zomax Common Stock; and has issued options to purchase 192,000 shares of Zomax Common Stock, and reserved an additional 900,602 shares of Zomax Common Stock, pursuant to employee benefit plans. All outstanding shares of Zomax Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. Except as set forth in the preceding sentences of this Section 4.4 or in the Zomax SEC Documents or the Zomax Filed SEC Documents, there are outstanding no shares of Zomax Common Stock or other voting securities of Zomax, no securities convertible into or exchangeable for shares of Zomax Common Stock or voting securities, and no options, warrants or other rights to acquire from Zomax and no obligation of Zomax to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Zomax. There are no outstanding obligations of Zomax to repurchase, redeem or otherwise acquire any Zomax securities.

         4.5) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Zomax or Subsidiary, nor compliance by Zomax and Subsidiary with the terms and provisions of this Agreement will:

                  (a) Conflict with or result in a breach of (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Zomax or Subsidiary, (ii) any judgment, order, decree or ruling to which Zomax or Subsidiary is a party, (iii) any injunction of any court or governmental authority to which either of them is subject, or (iv) any agreement, contract or commitment which is material to Zomax or Subsidiary; or

                  (b) Except as disclosed in Exhibit 4.5(b) hereto, require the affirmative consent or approval of any third party.

         4.6) SEC Documents. Zomax has filed all required reports, schedules, forms, statements and other documents with the SEC since December 27, 1996 (the "Zomax SEC Documents"). As of their respective dates, the Zomax SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Zomax SEC Documents, and except as set forth on Exhibit 4.6 hereto, none of the Zomax SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Zomax SEC Document has been revised or superseded by a later-filed Zomax SEC Document, filed and publicly available prior to the date of this Agreement (the "Zomax SEC Filed Documents"), as of the date of this Agreement, except as set forth on
Exhibit 4.6 hereto, none of the Zomax SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Zomax included in the Zomax SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Zomax as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Zomax Filed SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, Zomax has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Zomax or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Zomax.

         4.7) Absence of Certain Changes of Events. Except as disclosed in the Zomax Filed SEC Documents, and except as expressly contemplated by this Agreement, since the date of the most recent financial statements included in the Zomax Filed SEC Documents, Zomax has conducted its business only in the ordinary course, and there has not been:

                  (a) any event, occurrence or development of a state of circumstances of facts which has had a Material Adverse Effect on Zomax;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Zomax Common Stock, or any repurchase, redemption or other acquisition by Zomax of any outstanding shares of Zomax Common Stock or other securities of, or other ownership interests in, Zomax;

                  (c) any split, combination or reclassification of any of Zomax Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Zomax Common Stock;

                  (d) any incurrence, assumption or guarantee by Zomax of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility);

                  (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business assets of Zomax which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Zomax;

                  (f) any change in any method of accounting or accounting practice by Zomax, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

                  (g) any agreement to do any of the foregoing.

         4.8) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Zomax and Subsidiary in accordance with the terms hereof. Neither Zomax nor Subsidiary is subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         4.9) Completeness of Disclosures. None of the representations or warranties made by Zomax or Subsidiary in this Agreement or the Exhibits, and no written statement, certificate or Exhibit furnished or to be furnished by or on behalf of Zomax or Subsidiary to the Shareholders or their agents pursuant hereto, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading. The Exhibits to this Agreement, where provided by or on behalf of Zomax and Subsidiary, completely and correctly present the information required by this Agreement to be set forth in them.

         4.10) Issuance of Zomax Common Stock. The Zomax Common Stock issued to the Shareholders pursuant to this Agreement shall be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully-paid, nonassessable, and issued in compliance with all applicable federal and state securities laws.


                                   ARTICLE 5.

                            CONDUCT PRIOR TO CLOSING

         5.1) Access to Information. During the period prior to the Closing, the Shareholders and PMG Limited shall give to Zomax and its attorneys, accountants or other authorized representatives, full access to all of the property, books, contracts, commitments and records of PMG Limited and shall furnish to Zomax during such period all such information concerning its business as Zomax reasonably may request. During the period prior to the Closing, Zomax shall give to the Shareholders and their attorneys, accountants or other authorized representatives, full access to the property, books, contracts, commitments and records of Zomax and shall furnish to the Shareholders during such period all such information concerning its business as the Shareholders reasonably may request.

         5.2) Restrictions. Except as disclosed in Exhibit 5.2 hereof, the Shareholders and PMG Limited covenant that during the period from the date of this Agreement to the Closing (except as Zomax otherwise has consented in writing):

                  (a) The business of PMG Limited will be conducted only in the usual and ordinary manner.

                  (b) No change will be made in PMG Limited's authorized or issued corporate shares, or in its capital structure.

                  (c) No increase will be made in the compensation payable to or to become payable to any employee, officer, director or shareholder of PMG Limited, and no bonus payment will be made by PMG Limited to any such employee, officer, director or shareholder.

                  (d) PMG Limited will not embark upon any new venture, enter into or amend any leases or agreements, purchase any fixed assets or equipment, amend any loan agreements, guarantee any obligation or increase any existing lines of credit.

                  (e) PMG Limited will not sell, dispose, transfer, assign or otherwise remove any of its assets except in the ordinary course of business.

                  (f) PMG Limited will timely pay and discharge all bills and monetary obligations and timely and properly performed all of its obligations and commitments under all existing contracts and agreements pertaining to or affecting PMG Limited.

                  (g) The Shareholders and PMG Limited shall use their best efforts to preserve the business organization and assets of PMG Limited and to keep available to Zomax the services of PMG Limited's present employees, and not to impair relationships with suppliers, customers and others having business relations with PMG Limited.

                  (h) The Shareholders and PMG Limited will not take any action that would prevent Zomax from accounting for the business combinations to be effected by the Purchase as a pooling of interests.

         5.3) Preserve Accuracy of Representations and Warranties. The Shareholders and PMG Limited shall refrain from taking any action, except with the prior written consent of Zomax, which would render any representation, warranty or agreement of the Shareholders in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, the Shareholders will promptly inform Zomax in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Exhibits. The Shareholders promptly will notify Zomax in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against PMG Limited or its officers or directors involving the transaction contemplated by this Agreement or which might have a material adverse effect on PMG Limited.

         5.4) No Solicitation of Transactions. The Shareholders and PMG Limited shall use their respective commercially reasonable efforts to cause PMG Limited's officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by
it) not to initiate, solicit or knowingly encourage, directly or indirectly (including by way of furnishing information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their respective officers, directors, governors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to take any such action, and the Shareholders shall notify Zomax of all inquiries or proposals which it receives relating to any of such matters

         5.5)  Accountant   Letters.   Zomax  and  Subsidiary  shall  use  their
respective best efforts to cause the Zomax Accountant Letter to be delivered to Zomax.

         5.6) Public Announcements. The Shareholders and PMG Limited will not make any press release or public statement with respect to this Agreement and the transaction contemplated hereby. Notwithstanding the foregoing, but only to the extent that prior written consent has been obtained from Zomax, which will not unreasonably withhold such consent, the Shareholders and PMG Limited may:
(i) discuss the transaction contemplated by this Agreement for legitimate business purposes; or (ii) in the event that this Agreement is terminated pursuant to Article 7 herein, disclose that this Agreement has been terminated. If any of the Shareholders becomes an employee of Zomax or Subsidiary, such Shareholder may discuss this Agreement and the transaction contemplated hereby in accordance with any and all policies of Zomax and Subsidiary. Zomax may issue any press release or make any public statement with respect to this Agreement and the transactions contemplated hereby as may be required by applicable law or any listing agreement on a national security exchange or to reasonably limit liability for failure to make a disclosure. Zomax will issue a press release upon the execution of this Agreement.

         5.7)     Appropriate Action; Consents; Filings.

                  (a) The Shareholders, PMG Limited, Zomax and Subsidiary shall use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any Governmental Entity or otherwise to consummate the Purchase and the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the parties hereto in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Purchase, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Purchase required under any applicable law.

                  (b) (i) The Shareholders and PMG Limited shall give any notices to third parties, and use their reasonable best efforts to obtain any third party consents, (A) necessary to consummate the Purchase and the transactions contemplated by this Agreement, (B) disclosed or required to be disclosed in the exhibits to this Agreement or (C) required to prevent a Material Adverse Effect to PMG Limited.

                           (ii) In the event that any third party consent described in subsection (b)(i) above is not obtained, the Shareholders and PMG Limited shall use their respective reasonable best efforts, and shall take any such actions reasonably requested by Zomax, to minimize any adverse effect upon Zomax, Subsidiary, and PMG Limited and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent.

                  (c) From the date of this Agreement until the Closing, each party shall promptly notify the other parties of any pending or, to the actual knowledge of the executive officers of the first party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Purchase or (ii) seeking to restrain or prohibit the consummation of the Purchase or otherwise limit the right of Zomax or, to the knowledge of such first party, any subsidiary of Zomax to own or operate all or any portion of the business or assets of PMG Limited, which in any case is reasonably likely to have a Material Adverse Effect on Zomax, Subsidiary, or PMG Limited.

         5.8) Takeover Laws. If any control share acquisition," "anti-takeover" or other similar statutes and regulations (collectively, "Takeover Laws") shall become applicable to the transactions contemplated by this Agreement, PMG Limited, its Board of Directors, and Shareholders shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such Takeover Law on the transactions contemplated by this Agreement.

         5.9) Pooling Affiliates. Not less than five days prior to the Closing, each of the Shareholders shall deliver to Zomax an executed affiliate letter in the form attached hereto as Exhibit 5.9.

         5.10) Restrictions on Zomax. Except as disclosed in Exhibit 5.10 hereof, Zomax covenants that during the period from the date of this Agreement to the Closing (except as the Shareholders otherwise have consented in writing):

                  (a) The business of Zomax will be conducted only in the usual and ordinary manner.

                  (b) No change will be made in Zomax's authorized or issued corporate shares, or in its capital structure.

                  (c)  Zomax  will  not  sell,  dispose,   transfer,  assign  or
         otherwise remove any of its assets except in the ordinary course of business.

                  (d) Zomax will timely pay and discharge all bills and monetary obligations and timely and properly perform all of its obligations and commitments under all existing contracts and agreements pertaining to or affecting Zomax.

         5.11) Preserve Accuracy of Zomax' Representations and Warranties. Zomax and Subsidiary shall refrain from taking any action, except with the prior written consent of the Shareholders, which would render any representation, warranty or agreement of Zomax or Subsidiary in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, Zomax will promptly inform the Shareholders in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described by Zomax or Subsidiary in the Exhibits. Zomax promptly will notify the Shareholders in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against Zomax or Subsidiary or their respective officers or directors involving the transaction contemplated by this Agreement or which might have a material adverse impact on Zomax or Subsidiary.

         5.12) Expenses. Zomax and Subsidiary shall pay all expenses incurred by them in connection with the transactions contemplated herein. The Shareholders shall pay all expenses incurred by the Shareholders and PMG Limited in connection with the transactions contemplated herein, including without limitation the fees and expenses of the brokers, accountants and attorneys for the Shareholders and PMG Limited. All fees and expenses of Arthur Andersen LLP in connection with the transactions contemplated herein including without limitation the audit of PMG Limited shall be paid by Zomax. The Shareholders shall not permit PMG Limited to become liable for any expenses which the Shareholders are obligated to pay pursuant to this Section 5.12.


                                   ARTICLE 6.

                CONDITIONS OF CLOSING; ABANDONMENT OF TRANSACTION

         6.1) Conditions of Each Party's Obligation to Effect the Purchase. The respective obligations of the Shareholders, PMG Limited, Zomax and Subsidiary to consummate the Purchase are subject to the satisfaction upon or prior to the Closing of the following conditions:

                  (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Purchase or any other transaction contemplated by this Agreement shall be in effect.

                  (b) Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Purchase by any Governmental Entity which would (i) make the consummation of the Purchase illegal or (ii) render any party hereto unable to consummate the Purchase.

                  (c) Merger Closing. A closing shall have occurred, or shall occur contemporaneously with the Closing, on the transactions described in the Merger Agreement between Zomax, Subsidiary, Next Generation Services LLC, Primary Marketing Group, Angelini, Fleury, Silzer, Berg, and White.

         6.2) Conditions of Obligations of Zomax and Subsidiary. The respective obligations of Zomax and Subsidiary to consummate the Purchase are subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Zomax.

                  (a) Representations and Warranties. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on PMG Limited.

                  (b) Performance of Obligations. The Shareholders, and PMG Limited shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date.

                  (c) Consents. The consents, approvals and authorizations described (or required to be described on Exhibits 3.18(b) and 4.5(b) hereto) on Exhibits 3.18(b) and 4.5(b) hereto shall have been obtained in form and in substance reasonably satisfactory to Zomax, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Material Adverse Effect on either PMG Limited or Subsidiary.

                  (d) Legal Opinion. Zomax shall have received a duly executed opinion letter from the Shareholders' legal counsel dated as of the Closing substantially in the form attached hereto as Exhibit 6.2(d).

                  (e) Pooling. Zomax shall have received the Zomax Accountant Letter.

                  (f) Audited Financial Statements. Zomax shall have received from Arthur Andersen LLP audited combined financial statements of PMG Limited, Next Generation Services LLC and Primary Marketing Group for the fiscal years ended December 31, 1996 and 1997 in form and substance acceptable to Zomax.

                  (g) Affiliate Letters. Zomax shall have received the affiliate letters from each of the Shareholders referred to in Section 5.9 above.

         6.3) Conditions of Obligation of the Shareholders and PMG Limited. The obligation of the Shareholders and PMG Limited to effect the Purchase is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by the Shareholders:

                  (a) Representations and Warranties. The representations and warranties of Zomax and Subsidiary set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on Zomax or Subsidiary.

                  (b) Performance of Obligations of Zomax and Subsidiary. Zomax and Subsidiary shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date.

                  (c) Consents. The consents, approvals and authorizations described (or required to be described on Exhibits 3.18(b) and 4.5(b) hereto) on Exhibits 3.18(b) and 4.5(b) hereto shall have been obtained in form and in substance reasonably satisfactory to the Shareholders, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Material Adverse Effect on the Shareholders.

                  (d) Legal Opinion. The Shareholders shall have received a duly executed opinion letter from Zomax's legal counsel dated as of the Closing substantially in the form attached hereto as Exhibit 6.3(d).


                                   ARTICLE 7.

                        TERMINATION, AMENDMENT AND WAIVER

         7.1) Termination. This Agreement may be terminated and the Purchase may be abandoned at any time prior to the Closing, notwithstanding any requisite approval of this Agreement and the Purchase by the shareholders of PMG Limited:

                  (a) by mutual written consent of each of the Shareholders and Zomax; or

                  (b) by either the Shareholders or Zomax if the Closing shall not have occurred on or before February 3, 1998; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by Zomax, if the Average Closing Price is less than $9.00; or

                  (d) by Zomax, if (i) the Board of Directors of PMG Limited withdraws, modifies or changes its recommendation of this Agreement or the Purchase in a manner adverse to Zomax or shall have resolved to do any of the foregoing or the Board of Directors of PMG Limited shall have recommended to the Shareholders any Competing Transaction or resolved to do so, or (ii) PMG Limited receives an unsolicited proposal that constitutes a Competing Transaction and the Board of Directors of PMG Limited, within two calendar days after such proposal is received by PMG Limited, either fails to terminate discussions with the maker of such proposal and its agents, or determines to accept, or takes no position with respect to, such proposal; or

                  (e) by Zomax, if the Shareholders shall have failed to approve the Purchase; or

                  (f) by Zomax, in the event of a material breach by the Shareholders or PMG Limitedof any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by February 3, 1998; or

                  (g) by the Shareholders, in the event of a material breach by Zomax or Subsidiary of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by February 3, 1998.

         7.2)     Consequences of Termination.

                  (a) The Shareholders may pursue any remedies available at law or equity in the event Zomax or Subsidiary terminates this Agreement other than in compliance with Section 7.1 above, or in the event the Shareholders terminate this Agreement in compliance with the provisions of Section 7.1(g) above.

                  (b) Zomax and Subsidiary may pursue any remedies available at law or equity in the event the Shareholders or PMG Limited terminates this Agreement other than and in compliance with Section 7.1 above, or in the event Zomax terminates this Agreement in compliance with the provisions of Sections 7.1(d), (e) or (f) above.

         7.3) Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of them or their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         7.4) Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in any instrument in writing signed by the party or parties to be bound thereby.


                                    ARTICLE 8

                                     CLOSING

         8.1) Documents to be Delivered by the Shareholders and PMG Limited. The Shareholders and PMG Limited agree to deliver the following documents, duly executed, as appropriate, to Zomax at the Closing:

                  (a) All certificates,  schedules, exhibits, and attachments in
         completed  form  and  specifying  the   information   required  by  the
         provisions of this Agreement.

                  (b) A copy of the Certificate of Incorporation of PMG Limited in the form issued by the Ireland Companies Registration Office and certified as a true copy by a director of PMG Limited.

                  (c) A copy of the Memorandum and Articles of Association of PMG Limited, certified as a true copy by a director of PMG Limited.

                  (d) A certified copy of the board resolution of PMG Limited appointing new directors, causing existing directors to resign from
         office,   authorizing  PMG  Limited  to  enter  into  the  transactions contemplated herein, and approving the transfer of the PMG Limited Shares from the Shareholders to Subsidiary all with effect from the Closing.

                  (e) An opinion of the Shareholders'  Counsel as required under
         Section 6.2(d) above.

                  (f) An extract, certified by a director of PMG Limited, from the share register of PMG Limited reflecting the Shareholders' ownership of the PMG Limited Shares, and Irish Stock Transfer Forms signed by each of the Shareholders.

                  (g) The Affiliate Letters as required under Section 6.2(h) above.

                  (h) Letters of resignation by all directors of PMG Limited acknowledging that they have no claim outstanding against PMG Limited for compensation or loss of office, redundancy, unfair dismissal or otherwise.

                  (i) Such other documents as Zomax may reasonably request.

         8.2)  Documents  to be  Delivered  by Zomax and  Subsidiary.  Zomax and
Subsidiary  agree  to  deliver  the  following  documents,   duly  executed,  as
appropriate, to the Shareholders at the Closing:

                  (a)  Articles  of   Incorporation   of  Zomax  and  Subsidiary
         certified by the Minnesota Secretary of State.

                  (b) Bylaws of Zomax and Subsidiary certified by Zomax's and Subsidiary's Secretary.

                  (c) Certificate of Good Standing of Zomax and Subsidiary dated no earlier than ten (10) days prior to the Closing Date.

                  (d) Certified copies of corporate resolutions of Zomax and Subsidiary authorizing them to enter into the transactions contemplated herein.

                  (e) Opinion of Zomax's counsel as specified in Section 6.2(d) above.

                  (f) Such other  documents as the  Shareholders  reasonably may
         request  to  carry  out  the  transactions   contemplated   under  this
         Agreement.

                  (h) Written  instructions  to Zomax's stock  transfer agent to deliver to each of the Shareholders one or more certificates representing the number of shares of Zomax Common Stock to which such Shareholder is entitled pursuant to the terms of Article 2 of this Agreement.


                                   ARTICLE 9.

                                 INDEMNIFICATION

         9.1) Indemnification by the Shareholders. Subject to the limitations set forth in Section 9.2 below, the Shareholders, jointly and severally, shall indemnify and hold Zomax harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which Zomax and Subsidiary may suffer or incur in connection with the breach by the Shareholders or PMG Limited of any of their respective representations, warranties or covenants in this Agreement.

         9.2)     Limitation of Liability.

                  (a) Zomax shall not assert any claim under Section 9.1 above unless and until such claims exceed an aggregate of $15,000.

                  (b) With the exception of claims resulting from the breach by the Shareholders or PMG Limited of any of their respective representations or warranties described in Sections 3.7 or 3.22 of this Agreement, Zomax shall assert any claim under Section 9.1 above within one year from the Closing or be forever barred from asserting such claim.

                  (c) Zomax shall assert any claim under Section 9.1 above resulting from the breach by the Shareholders or PMG Limited of any of their respective representations or warranties described in Sections
         3.7 or 3.22 of this Agreement within three years from the Closing or be forever barred from asserting such claim.

                  (d) The rights of Zomax with respect to any claims arising under Section 9.1 above shall be limited to recovery of actual losses, costs and expenses (including reasonable attorneys' fees).

                  (e) The Shareholders shall not be obligated to indemnify Zomax under Section 9.1 above to the extent of any amounts recovered (net of all expenses of such recovery) or any amounts which could be recovered with reasonable commercial efforts (net of all expenses of such recovery) from the issuers of the insurance policies listed on Exhibit
         3.15 hereto.

         9.3)     Indemnification by Zomax and Subsidiary.

                  (a) Subject to the limitations set forth in Section 9.4 below, Zomax and Subsidiary shall jointly and severally indemnify and hold the Shareholders harmless at all times from and after the date of this Agreement, against and in respect of all losses, damages, costs and expenses (including reasonable attorney fees) which the Shareholders may suffer or incur in connection with breach by Zomax or Subsidiary of any their respective representations, warranties or covenants in this Agreement.

                  (b) Subject to the limitations set forth in Section 9.4 below, Zomax and Subsidiary shall jointly and severally indemnify and hold the Shareholders harmless against and in respect of all losses, damages, costs and expenses (including reasonable attorney fees) which the Shareholders may suffer or incur as a result of any liability or obligation of Zomax or Subsidiary arising after the Closing Date.

         9.4)     Limitation of Liability.

                  (a) The Shareholders  shall not assert any claim under Section
         9.3 above unless and until such claims exceed an aggregate of $50,000.

                  (b) The Shareholders shall assert any claim under Section 9.3 above within one year from the Closing or be forever barred from asserting such claim.

                  (c) The rights of the Shareholders with respect to any claims arising under Section 9.3 above shall be limited to recovery of actual losses, costs and expenses (including reasonable attorneys' fees).

         9.5) Third Party Claims. If a claim by a third party is made against any of the indemnified parties, and if any of the indemnified parties intends to seek indemnity with respect to such claim under this Article, such indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the indemnified party shall cooperate with the indemnifying party in connection with such efforts; provided that: (i) the indemnifying party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party,
(ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party pursuant to this Article. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim of indemnity under this Article that such party elects to undertake the defense of such claim, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of the indemnified party's exclusive discretion at the expense of the indemnifying party.


                                   ARTICLE 10

                                OTHER AGREEMENTS

         10.1) Further Documents and Assurances. At any time and from time to time after the Closing Date, each party shall, upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

         10.2)    Covenant Not to Compete.

                  (a) Covenant. In consideration of the transactions contemplated herein and the consideration being paid hereunder, each of the Shareholders agrees that for a period of eighteen months after the Closing Date, he will not engage in any business that competes with the business of PMG Limited as such business exists immediately after the Closing (the "Business") anywhere in North America and Europe (the "Territory") so long as PMG Limited conducts the Business in the Territory. This covenant of noncompetition shall be interpreted to prohibit, without limiting the generality of the foregoing, each of the Shareholders from serving as a shareholder, partner, director, officer, employee, agent of or independent contractor to, any person or entity which directly or indirectly competes in the Territory with the Business.

                  (b) Injunctive Relief and Reasonableness. Zomax, Subsidiary and the Shareholders stipulate and agree that the remedy at law for breach of this covenant not to compete would be inadequate and that Zomax and Subsidiary shall be entitled to injunctive relief to enforce this clause. Zomax, Subsidiary and the Shareholders further stipulate and agree that the prohibitions contained herein are reasonable as to time and area, and they specifically waive any objection to the reasonableness of said prohibitions.

         10.3) Compliance with Laws. PMG Limited and the Shareholders each expressly acknowledges and agrees that certain laws of the United States, which are applicable to Zomax, including but not limited to, the United States Foreign Corrupt Practices Act, impose penalties on United States persons, firms, and entities that participate directly or indirectly in making payments to any foreign government official, foreign political party or candidate, or foreign political office. Accordingly, PMG Limited and the Shareholders each hereby represents, warrants and covenants that, in the performance of his or its obligations under this Agreement, he or it shall not offer or promise to make any payment in currency or property, to (i) any such government official or (ii) any third person, firm or entity that in turn will make a payment to any such government official.

         10.4) Taxes. The Shareholders shall each be jointly and severally responsible and liable for the prompt payment of all taxes (except the United States corporate income taxes of Zomax), including without limitation, stamp taxes and other transfer taxes, to all appropriate governmental agencies and authorities in connection with the transactions contemplated by this Agreement. Zomax shall not reimburse the Shareholders for the payment of any such taxes, and Zomax will have no liabilities whatsoever for any such taxes. The Shareholders shall each indemnify Zomax for any such taxes that may be assessed or levied against Zomax which arise out of or result directly or indirectly from the transactions contemplated by this Agreement or the business of PMG Limited prior to the Closing.

         10.5)    Government Approvals.

                  (a) The Shareholders shall, at their sole cost and expense, obtain any and all licenses, permits, approvals and authorizations required by all appropriate governmental agencies and ministries in order to effectuate the transactions contemplated by this Agreement.

                  (b) The Shareholders shall, at their sole cost and expense, register with all appropriate governmental agencies and ministries the Purchase and the transfer of the PMG Limited Shares to Subsidiary, including without limitation the filing of the stock transfer forms relating to the Purchase and transfer with the Irish Revenue Commissioners, and shall, at no charge to Zomax or Subsidiary, assist Zomax and Subsidiary in any such registration required of Zomax or Subsidiary under applicable law, including without limitation, the filing of the stock transfer forms with the Irish Revenue Commissioners and the registration of the stock certificates relating to such Purchase and transfer.

         10.6) Irish Registration. The Shareholders shall provide all assistance requested by Zomax and Subsidiary to bring PMG Limited into compliance with the filing requirements of the Irish Companies Registration Office within sixty days of the Closing. The Shareholders shall pay all costs and expenses in connection with such efforts, including but not limited to filing fees, penalties, and fees and costs associated with legal counsel.

         10.7) NGS Limited. As soon as is practicable, but in no event later than thirty days after the Closing, the Shareholders shall, at their sole cost and expense, take or procure all necessary action to ensure that a letter is written to the Irish Registrar of Companies requesting that Next Generation Services Limited be struck off the Irish Register of Companies on the basis of the fact that it has never traded and has no assets or liabilities. Zomax and Subsidiary shall fully cooperate with the Shareholders to the extent that such cooperation is required to achieve that Next Generation Services Limited be struck off the Irish Register of Companies. If within one year following the Closing, Next Generation Services Limited has not been struck off the Irish Register of Companies, the Shareholders shall, at their sole cost and expense, wind up the affairs of, dissolve, liquidate, and terminate the existence of Next Generation Services Limited under the laws of Ireland at that time. Zomax and Subsidiary shall cooperate fully with the Shareholders to the extent that such cooperation is required to achieve such winding up, dissolution, liquidation, and termination. In no event shall Zomax and Subsidiary be required to pay any costs in connection with the Shareholders' obligations described in this Section 10.7, including but not limited to filing fees, penalties, and fees and costs associated with legal counsel.


                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1) Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, by certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the addresses and/or facsimile numbers set forth at the beginning of this Agreement (or such other address or facsimile number for a party as shall be specified in like notice).

         11.2) Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other documents referenced herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

         11.3) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.4) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         11.5) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         11.6) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Minnesota or in a Minnesota state court, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.7) Arbitration. This Agreement shall be governed by and construed in accordance with the federal laws of the United States of America and the state laws of the State of Minnesota, U.S.A. without regard to the conflicts of laws and rules thereof. All disputes, controversies or differences arising out of or in connection with this Agreement or the making thereof, including claims of fraud in the inducement, which cannot be settled by mutual agreement shall be finally settled by binding arbitration by a single arbitrator pursuant to the Rules of Commercial Arbitration of the American Arbitration Association then in effect and the New York Convention on the Recognition and Enforcement of Foreign Arbitration Awards dated June 10, 1958, except as specified herein. The appointing authority shall be the American Arbitration Association. The place of arbitration shall be Minneapolis, Minnesota, U.S.A. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         11.8) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  ZOMAX OPTICAL MEDIA, INC.


                                  By   /s/ James T. Anderson
                                       James T. Anderson, President

                                  ZOMAX SERVICES, INC.


                                  By   /s/ James T. Anderson
                                       James T. Anderson, President


                                  PRIMARY MARKETING GROUP LIMITED


                                  By   /s/ Anthony Angelini
                                       Anthony Angelini, Director


                                  By   /s/ Patrick Burke
                                       Patrick Burke, Director


                                  By   /s/ Ronald Silzer
                                       Ronald Silzer, Director


                                  /s/ Anthony Angelini
                                  Anthony Angelini

                                  /s/ Brian Fleury
                                  Brian Fleury

                                  /s/ Ronald Silzer
                                  Ronald Silzer

                                  /s/ Andrew Berg
                                  Andrew Berg

                                  /s/ Blake White
                                  Blake White

                                  /s/ Patrick Burke
                                  Patrick Burke

                                  EXHIBIT LIST


    Exhibit Number                  Title

         3.4                        Shareholders
         3.5                        Subsidiaries
         3.6(a)                     Financial Statements
         3.7                        Tax Returns
         3.8                        Assets
         3.9                        Trademarks
         3.10                       Patents
         3.11(a)                    Contracts
         3.11(b)                    Employee Plans
         3.11(c)                    Collective Bargaining Agreements
         3.11(d)                    Breaches of Material Contracts
         3.12                       Contracts with Related Parties
         3.13                       Predominant Customers
         3.14                       Product Liability Claims
         3.15                       Insurance Policies
         3.16                       Litigation
         3.18(a)                    Breaches of Contracts
         3.18(b)                    Consents
         4.5(b)                     Breaches of Contracts, Required Consents
         4.6                        Zomax SEC Document Exceptions
         5.2                        Restrictions
         5.9                        Affiliate Letter
         5.10                       Restrictions on Zomax
         6.2(d)                     Legal Opinion of Shareholder's Counsel
         6.3(d)                     Legal Opinion of Zomax's Counsel